CUMULUS MEDIA Announces Selected Preliminary Unaudited Operating Results for Fourth Quarter and Full Year 2018

Expects to Report Q4 Net Revenue Growth of +5% and Adjusted EBITDA Growth of +30% (1)

Expects to Report Full Year Adjusted EBITDA Growth of +7% (1)

Announces Conference Call to Discuss Results on March 18th

ATLANTA, GA - February 25, 2019: Cumulus Media Inc. (NASDAQ: CMLS) (the “Company,” “we,” “us,” or “our”) today announced selected preliminary unaudited operating results for the three months and twelve months ended December 31, 2018.

For the three months ended December 31, 2018, the Company expects to report net revenue in a range of $307.0 million to $309.0 million, net income in a range of $42.0 million to $44.0 million, and Adjusted EBITDA in a range of $64.0 million to $66.0 million. Adjusted EBITDA performance for the three months ended December 31, 2018 is expected to show growth at the midpoint of the range of approximately 30.4% from the three months ended December 31, 2017. For the twelve months ended December 31, 2018, the Company expects to report net revenue in a range of $1,139.0 million to $1,141.0 million, net income in a range of $755.7 million to $757.7 million, and Adjusted EBITDA in a range of $232.7 million to $234.7 million. Adjusted EBITDA performance for the twelve months ended December 31, 2018 is expected to show growth at the midpoint of the range of approximately 7.3% from the twelve months ended December 31, 2017. For the first quarter of 2019, the Company is currently pacing approximately flat, with continued strength in national and digital offset by local and political.

These preliminary unaudited results are not adjusted to reflect the impact of the recently announced divestiture of six stations to Educational Media Foundation. If the stations subject to this transaction were excluded for the twelve months ended December 31, 2018, preliminary unaudited net revenue would have been lower by $23 to $25 million and preliminary unaudited Adjusted EBITDA would have been lower by $5 to $7 million.

The Company's preliminary unaudited operating results and key operating performance measures were not materially impacted by the Company's emergence from Chapter 11 and adoption of fresh start accounting during the second quarter of 2018. For the purposes of the analysis of the results presented herein, the Company is presenting the combined results of operations for the period June 4, 2018 to December 31, 2018 of the Successor Company with the period January 1, 2018 to June 3, 2018 of the Predecessor Company. Although this presentation is not in accordance with accounting principles generally accepted in the United States, the Company believes presenting and analyzing the combined results allows for a more meaningful comparison of results for the twelve-month period ended December 31, 2018 to the twelve months ended December 31, 2017.

Mary Berner, President and Chief Executive Officer of CUMULUS MEDIA, said, “Throughout 2018, despite the significant distraction of bankruptcy, we remained focused on the execution of our strategic priorities - maximizing operating performance, growing our digital businesses, and optimizing our asset portfolio. Collectively, we believe these will help us meet our key financial goals of generating as much as $100 million of free cash flow per year, reducing our net leverage to below 4.0X as quickly as possible and reinvesting in opportunities with meaningful growth potential.”

(1) Percentage change is based on the mid-point of the expected range of results.

Berner continued, “Our fourth quarter and full year 2018 results reflect solid execution against these priorities and great progress toward achieving our financial goals. The Company delivered the first full year of revenue growth in four years and the second consecutive year of EBITDA growth, following a five- year decline. Our digital revenue grew over 60% in the year, accelerating each quarter, which supported a string of eight straight quarters of revenue market share gains. As a result of our EBITDA growth and a $50 million voluntary debt prepayment in October, we expect our net leverage at year end will be reduced to approximately 5.2x. And, importantly, we took meaningful steps toward optimizing our portfolio with two recently announced transactions, which will further reduce net leverage. I am exceedingly proud of the entire Cumulus team for delivering on the promises we have made to our stakeholders to date and look forward to more progress in the months and years ahead.”

The Company will issue a press release reporting its fourth quarter and full year 2018 operating results at approximately 4:00 PM EDT on Monday, March 18th and will host a conference call to discuss these results at 4:30 PM EDT that day. Conference call details can be found later in this press release.

Preliminary Operating Results (in thousands, except percentages):

	Successor Company (Unaudited)			Predecessor Company
	Three Months Ended December 31, 2018			Three Months Ended December 31, 2017	% Change
Net revenue	$307,000	-	$309,000	$293,863	4.5%	-	5.2%
Net income (loss)	$42,000	-	$44,000	$(206,116)	N/A
Adjusted EBITDA (2)	$64,000	-	$66,000	$49,852	28.4%	-	32.4%

	Non-GAAP - Successor and Predecessor Company (3) (Unaudited)			Predecessor Company
	Twelve Months Ended December 31, 2018			Twelve Months Ended December 31, 2017	% Change
Net revenue	$1,139,000	-	$1,141,000	$1,135,662	0.3%	-	0.5%
Net income (loss)	$755,700	-	$757,700	$(206,565)	N/A
Adjusted EBITDA (2)	$232,700	-	$234,700	$217,751	6.9%	-	7.8%

	Successor Company (Unaudited)	Predecessor Company
	December 31, 2018	December 31, 2017
Cash and cash equivalents	$27,584	$102,891

Term loan	$1,243,299	$1,722,209
7.75% Senior Notes	—	610,000
Total debt	$1,243,299	$2,332,209

(2) Adjusted EBITDA is not a financial measure calculated or presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). For additional information, see “Non-GAAP Financial Measure”.
(3) See Supplemental schedules below for additional information.

The preliminary unaudited operating results set forth above are based solely on currently available information, which is subject to change. Readers are cautioned not to place undue reliance on such preliminary unaudited operating results, which constitute forward looking statements.

Earnings Conference Call Details
A link to the webcast of the conference call will be available on the investor section of the Cumulus Media Inc. website (www.cumulus.com/investors). The conference call dial-in number for domestic callers is 877-830-7699, and international callers should dial 248-847-2515 for call access. If prompted, the conference ID number is 4160518. Please call five to ten minutes in advance to ensure that you are connected prior to the call. Following completion, a replay can be accessed until 11:30 PM EST on April 18, 2019. Domestic callers can access the replay by dialing 855-859-2056 or 404-537-3406, replay code 4160518. An archive of the webcast will be available beginning 24 hours after the call for a period of 30 days.

Forward-Looking Statements
Certain statements in this press release may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Such statements are statements other than historical fact and relate to our intent, belief or current expectations, primarily with respect to our future operating, financial and strategic performance. Any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ from those contained in or implied by the forward-looking statements as a result of various factors including, but not limited to, risks and uncertainties related to our recently completed financial restructuring and other risk factors described from time to time in our filings with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond our control, and the unexpected occurrence or failure to occur of any such events or matters could significantly alter the actual results of our operations or financial condition. CUMULUS MEDIA assumes no responsibility to update any forward-looking statement as a result of new information, future events or otherwise.

About CUMULUS MEDIA
A leader in the radio broadcasting industry, CUMULUS MEDIA combines high-quality local programming with iconic, nationally syndicated media, sports and entertainment brands to deliver premium content choices to the 245 million people reached each week through its 433 owned-and-operated stations broadcasting in 89 U.S. media markets (including eight of the top 10), approximately 8,000 broadcast radio stations affiliated with its Westwood One network and numerous digital channels. Together, the Cumulus/Westwood One platforms make Cumulus one of the few media companies that can provide advertisers with national reach and local impact. Cumulus/Westwood One is the exclusive radio broadcast partner to some of the largest brands in sports, entertainment, news, and talk, including the NFL, the NCAA, the Masters, the Olympics, the GRAMMYs, the Academy of Country Music Awards, the American Music Awards, the Billboard Music Awards, and more. Additionally, it is the nation's leading provider of country music and lifestyle content through its NASH brand, which serves country fans nationwide through radio programming, exclusive digital content, and live events.

For further information, please contact:
Cumulus Media Inc.
Collin Jones
collin@cumulus.com
404-260-6600

Non-GAAP Financial Measure
From time to time we utilize certain financial measures that are not prepared or calculated in accordance with GAAP to assess our financial performance and profitability. Consolidated adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) and segment Adjusted EBITDA are the financial metrics by which management and the chief operating decision maker allocate resources of the Company and analyze the performance of the Company as a whole and each of our reportable segments, respectively. Management also uses this measure to determine the contribution of our core operations to the funding of our corporate resources utilized to manage our operations and our non-operating expenses including debt service and acquisitions. In addition, consolidated Adjusted EBITDA is a key metric for purposes of calculating and determining our compliance with certain covenants contained in our credit agreement.

In determining Adjusted EBITDA, the Company excludes from net income items not related to core operations and those that are non-cash including: interest, taxes, depreciation, amortization, stock-based compensation expense, gain or loss on the exchange, sale, or disposal of any assets or stations, early extinguishment of debt, local marketing agreement fees, expenses relating to acquisitions and divestitures, restructuring costs, reorganization items and non-cash impairments of assets, if any.

Management believes that Adjusted EBITDA, although not a measure that is calculated in accordance with GAAP, is commonly employed by the investment community as a measure for determining the market value of a media company and comparing the operational and financial performance among media companies. Management has also observed that Adjusted EBITDA is routinely utilized to evaluate and negotiate the potential purchase price for media companies. Given the relevance to our overall value, management believes that investors consider the metric to be extremely useful.

Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss), operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP. In addition, Adjusted EBITDA may be defined or calculated differently by other companies, and comparability may be limited.

The following tables reconcile net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA for the unaudited three month periods ended December 31, 2018 and December 31, 2017, the unaudited period from January 1, 2018 through June 3, 2018 (Predecessor Company), the unaudited period from June 4, 2018 through December 31, 2018 (Successor Company) and unaudited Combined Predecessor and Successor Company twelve months ended December 31, 2018 and twelve months ended December 31, 2017 (Predecessor Company) (dollars in thousands):

Successor Company (Unaudited)	Predecessor Company
Three Months Ended December 31, 2018	Three Months Ended December 31, 2017
GAAP net income (loss)	$42,000	-	$44,000	$(206,116)
Income tax benefit	(20,000)	(170,193)
Non-operating expense, including net interest expense	22,100	23,479
Local marketing agreement fees	1,100	2,749
Depreciation and amortization	15,600	14,629
Stock-based compensation expense	1,600	191
Loss on sale or disposal of assets or stations	100	86
Impairment of intangible assets and goodwill	—	335,909
Gain on early extinguishment of debt	(200)	—
Acquisition-related and restructuring costs	1,500	48,978
Franchise and state taxes	200	140
Adjusted EBITDA	$64,000	-	$66,000	$49,852

Non-GAAP Successor and Predecessor Company	Predecessor Company
Period from January 1, 2018 through June 3, 2018 Predecessor Company (Unaudited)	Period from June 4, 2018 through December 31, 2018 Successor Company (Unaudited)	Combined Twelve Months Ended December 31, 2018 (Unaudited)	Twelve Months Ended December 31, 2017
GAAP net income (loss)	$696,156	$59,544	-	$61,544	$755,700	-	$757,700	$(206,565)
Income tax benefit	(176,859)	(12,341)	(189,200)	(163,726)
Non-operating expense, including net interest expense	483	53,717	54,200	127,179
Local marketing agreement fees	1,809	2,491	4,300	10,884
Depreciation and amortization	22,046	34,054	56,100	62,239
Stock-based compensation expense	231	3,369	3,600	1,614
Loss (gain) on sale or disposal of assets or stations	158	142	300	(2,499)
Reorganization items, net	(466,200)	—	(466,200)	31,603
Impairment of intangible assets and goodwill	—	—	—	335,909
Gain on early extinguishment of debt	—	200	200	1,063
Acquisition-related and restructuring costs	2,455	11,045	13,500	19,492
Franchise and state taxes	200	—	200	558
Adjusted EBITDA	$80,479	$152,221	-	$154,221	$232,700	-	$234,700	$217,751

The following table presents the Successor Company, Predecessor Company and combined net revenue for the unaudited period from January 1, 2018 through June 3, 2018 (Predecessor Company), the unaudited period from June 4, 2018 through December 31, 2018 (Successor Company) and unaudited Combined Predecessor and Successor Company twelve months ended December 31, 2018 and twelve months ended December 31, 2017 (dollars in thousands):

	Non-GAAP Successor and Predecessor Company							Predecessor Company
	Period from January 1, 2018 through June 3, 2018 Predecessor Company (Unaudited)	Period from June 4, 2018 through December 31, 2018 Successor Company (Unaudited)			Combined Twelve Months Ended December 31, 2018 (Unaudited)			Twelve Months Ended December 31, 2017
Net revenue	$453,924	$685,076	-	$687,076	$1,139,000	-	$1,141,000	$1,135,662